Exhibit C

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Delaware Wilshire Private Markets Master Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	—	0.01476%(2)	—
Fees Previously Paid	$32,160,417.20(1)		$4,746.88
Total Transaction Valuation	$32,160,417.20(1)
Total Fees Due for Filing			$4,746.88
Total Fees Previously Paid			$4,746.88
Total Fee Offsets			—
Net Fee Due			$0

(1)	Estimated for purposes of calculating the amount of the filing fee only. Calculated as the aggregate maximum purchase price for shares of beneficial interest. The fee of $4,746.88 was paid in connection with the filing of the Schedule TO by Delaware Wilshire Private Markets Master Fund on February 28, 2024 (the “Schedule TO”). This Amendment No. 1 to the Schedule TO is being filed to amend and supplement certain information contained in the Schedule TO and to file additional exhibits to the Schedule TO.

(2)	Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.

Table 2 – Fee Offset Claims and Sources

Not applicable.

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